NEWS FOR RELEASE: 3/14/02, 4:00pm ET          CONTACT:  Lee Brown
                                                        719-481-7213
                                                        lbrown@ramtron.com

                     RAMTRON RAISES $8.0 MILLION WITH FIXED
                           RATE CONVERTIBLE DEBENTURE

                     Investment Includes Expanded Strategic
                     Relationship with Infineon Technologies

COLORADO SPRINGS, CO-March 14, 2002 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today announced that it has signed an agreement to complete a new round of funding for aggregate gross proceeds to Ramtron of $8.0 million. The transaction is expected to close by March 31, 2002. The funding includes the issuance of 5% fixed-rate Convertible Debentures, due March 2007, for $8.0 million to Ramtron strategic partner and investor, Infineon Technologies; Halifax Fund, LP, managed by The Palladin Group, LP; and Cavallo Capital. Cardinal Securities, LLC of Atlanta, Georgia acted as the exclusive placement agent on the transaction. The company also announced that it will expand its strategic partnership with Infineon Technologies.

"In addition to strengthening our cash position, this transaction puts our existing assets to work to fund growth," said LuAnn Hanson, chief financial officer of Ramtron. "We are also very pleased to expand our strategic relationship with Infineon Technologies in concert with this funding."

The Debentures are convertible into Ramtron Common Stock at a fixed conversion price of $3.76, which was equal to 110% of the five-day volume weighted average price (VWAP) of Ramtron Common Stock prior to the transaction signing. Ramtron may force conversion of any amount of the Debenture after 18 months, provided that the VWAP of Ramtron's Common Stock is at least 200% of the conversion price for 20 or more of 30 consecutive trading days. The Debenture is secured by a Deed of Trust on Ramtron's Colorado Springs, CO headquarters facility and certain of Ramtron's accounts receivable. In addition, Ramtron will issue 5-year warrants to purchase approximately 779,000 shares of Ramtron Common Stock at $4.28 per share, which represents 125% of the five-day VWAP prior to the transaction signing.

Expanded Relationship with Infineon Technologies

In addition to the funding, Ramtron and Infineon have signed a memorandum of understanding to enter into a cooperative development agreement that expands and enhances the relationship between Infineon and Ramtron's subsidiary, Enhanced Memory Systems, Inc. Under the expanded agreement, Infineon has agreed to extend its committed manufacturing capacity for Enhanced products through 2010. The agreement also provides Enhanced with a funded product development program, earlier access to Infineon's new process and design technologies still under development, and the cross-licensing of Infineon and Enhanced memory-related intellectual property.

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"This investment and expanded relationship is an endorsement of Enhanced's high-performance DRAM technology," said Klaus Fleischmann, senior director, business development and relations, at Infineon Technologies AG Memory Products Group. "We look forward to developing highly innovative products through our collaborative efforts in order to expand the specialty memory businesses of both companies." "Committed wafer capacity from Infineon, combined with the opportunity to leverage our respective product design and IP strengths, provides us with a solid foundation for success," said Bill Staunton, Ramtron CEO.

Partnership History

In February 2000, Infineon acquired 20% of Ramtron's wholly owned subsidiary, Enhanced Memory Systems, Inc. (Enhanced). The agreement provided the company with access to Infineon's leading-edge DRAM manufacturing capacity in return for the investment. In December 2000, Infineon agreed to make an additional $30-million investment in Ramtron. The companies also entered into a separate cross-license agreement that provided Infineon with a nonexclusive license to Ramtron's FRAM memory technology, and Ramtron with access to certain Infineon technologies relating to the fabrication of FRAM memories. Infineon's ownership in Ramtron subsequent to the Convertible Debenture placement will be approximately 22%.

About The Palladin Group, LP and Cavallo Capital

The Palladin Group is an investment management firm managing over $700 million in assets. The 13-year-old firm provides public and private equity and late-stage venture capital for companies primarily in the biotechnology, healthcare, and Internet and technology industries.

Cavallo Capital is a private equity fund focusing on publicly listed Technology and Biotech companies in the U.S. and Japan.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is dedicated to the design, development and sale of ferroelectric RAM or FRAM memory products. The company also develops and markets high-performance memory products through its subsidiaries, Enhanced Memory Systems, Inc. and Mushkin Enhanced Memory.

Cautionary Statements

The statements contained in this release contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially. For a detailed discussion of these and other risk factors, please refer to Ramtron's filings on Forms 10-K and 10-Q. Copies of Forms 10-K and 10-Q and any other documents are available free of charge from the SEC's website (www.sec.gov) or from commercial document retrieval services.

Editor's Note: Ramtron also announced today its Fourth-Quarter and Year-End financial results.

"FRAM" is a registered trademark of Ramtron International Corporation.

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